EXHIBIT 99.0

MATTEL, INC.

SUMMARY OF COMPENSATION OF

THE NON-EMPLOYEE MEMBERS OF THE

BOARD OF DIRECTORS

REMUNERATION

Annual Cash Retainer:

Non-employee members of the Board receive a cash retainer of $65,000 per year.

•

Retainer payable annually to new and continuing Directors, as of the date of the Annual Meeting of Stockholders (or, in the case of a new director who joins the Board between the date of the Annual Meeting and the end of the same calendar year, as of the date the director joins the Board).

•

Pursuant to the Mattel, Inc. 2005 Equity Compensation Plan, Directors may elect in advance to receive all or a portion of the annual retainer in Mattel common stock. If no election is made, the Director will receive the entire retainer in cash.

-	The number of shares will be based on the fair market value of Mattel common stock on the date of the Annual Meeting.

-	If an election is made, it will be irrevocable with respect to the year for which it is made, and it will remain in force for subsequent years unless the Director makes a different election with respect to a later year.

Committee Chair Retainer:

Each non-employee Committee Chair receives a cash retainer per year:

•	Audit - $20,000

•	Compensation - $15,000

•	Other Committees - $10,000

•	Retainer payable annually, upon appointment or re-appointment as Committee Chair.

Mattel, Inc.

Board of Directors – Compensation Summary

Board Fees:

•	Non-employee members receive $2,000 per Board meeting attended[1]

•	Fees payable quarterly in arrears.

Committee Fees:

Each non-employee Committee member receives:

•	Audit - $3,000 per meeting attended[1]

•	Compensation and Governance & Social Responsibility- $2,000 per meeting attended[1]

•	Other Committees - $1,500 per meeting attended[1]

•	Fees payable quarterly in arrears.

EQUITY COMPENSATION

Initial Grant:

Pursuant to the Mattel, Inc. 2005 Equity Compensation Plan (the “2005 Plan”) and resolutions adopted by the Compensation Committee, each new non-employee member of the Board, on the date he or she joins the Board, will be granted (1) an option to purchase 7,500 shares of Common Stock, with an exercise price per share equal to the fair market value on the date of grant; and (2) 2,500 restricted stock units with dividend equivalents.2

Annual Grant:

Pursuant to the 2005 Plan and resolutions adopted by the Compensation Committee, upon the date of each Annual Meeting of Stockholders, each continuing non-employee Director will be granted (1) an option to purchase 6,000 shares of Common Stock, with an exercise price per share equal to the fair market value on the date of grant; and (2) 2,000 restricted stock units with dividend equivalents.2

[1]

The full amount will be paid for attendance in person or by videoconference. Attendance by telephone will be compensated at a reduced rate of $1,000 per meeting; provided, however, that if the meeting was scheduled as a telephonic meeting, the full amount will be paid for attendance by telephone.

[2]

If Mattel identifies a problem with granting restricted stock units (for example, if issues arise with regard to Section 409A of the Internal Revenue Code as a result of regulations interpreting Section 409A), then restricted stock may be granted instead of restricted stock units with dividend equivalents.

Mattel, Inc.

Board of Directors – Compensation Summary

The summary description above of grants under the 2005 Plan is subject in its entirety to the provisions of the 2005 Plan and forms of grant agreements adopted pursuant to the 2005 Plan.

STOCK OWNERSHIP

The Board has, as part of its Guidelines on Corporate Governance, adopted policies regarding (i) non-employee Director stock ownership and (ii) non-employee Director retention of shares obtained in exercises of stock options. These policies are set forth in the Mattel, Inc. Board of Directors Amended and Restated Guidelines on Corporate Governance.

DEFERRED COMPENSATION

Non-employee Directors may elect in advance to defer all or part of the cash Directors’ fees under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors, which provides for the deferred amounts to be deemed invested either in an interest-bearing account or a stock equivalent account. Elections to defer compensation during a given calendar year may be made during the last open trading window of the preceding calendar year; provided that a new Director may make such an election within 30 days after joining the Board for compensation earned after the election is made. If an election is made, it will remain in force for subsequent years unless the Director later makes a different election. A participating non-employee Director may elect to take the distribution of such deferred amounts in a lump sum or installments over a period of years after the individual ceases to be a Director of Mattel. If a deferral election is made without any specific election between interest-bearing or stock equivalent accounts, such deferral will be invested in an interest-bearing account.

Mattel anticipates that during the years 2005, 2006 and 2007 Mattel will take steps to ensure that deferred compensation for directors complies with Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act of 2004, and IRS regulations and guidance pursuant to Section 409A. These steps may include amending the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors or adopting a successor plan for deferrals that are subject to Section 409A.

LIABILITY INSURANCE

Directors are provided with liability insurance under a directors, officers and corporate liability insurance policy.

Mattel, Inc.

Board of Directors – Compensation Summary

EXPENSE REIMBURSEMENT AND TRAVEL

Mattel will pay all appropriate expenses for Directors’ travel on Board business. In most cases, and based on the Director’s preference, Mattel will handle any travel arrangements, book airline and hotel reservations and cover billings. Directors are permitted to use aircraft leased by Mattel for purposes of travel on Board business. If the Director prefers, Mattel will reimburse appropriate travel expenses for travel on Board business, including ground transportation (such as taxis and airport limousines), first class air travel, the reasonable cost of charter flights, and, if the Director uses a non-Mattel private aircraft to travel on Mattel Board business, the amount reimbursable under applicable Federal Aviation Regulations, which generally would include variable trip-specific costs or direct operating costs of the travel on Mattel Board business, but not fixed costs such as management fees, capital costs or depreciation.

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